Exhibit 21.1
Subsidiaries of Ebix, Inc.:
Ebix.com, International, Inc., a Delaware corporation
Ebix International, LLC, a Delaware limited liability company
Ebix Insurance Agency, Inc., an Illinois corporation
EbixLife Inc., a Utah corporation
Finetre Corporation, an Indiana corporation
Ebix BPO Division — San Diego, a California corporation
Jenquest, Inc., a California corporation
Acclamation Systems, Inc., a Pennsylvania corporation
FACTS Services Inc., a Florida corporation
E-Z Data, Acquisition Sub, LLC, a California limited liability company
Peak Performance Solutions, Inc., a Delaware limited liability company
ADAM, Inc., a Georgia corporation
Agency Solutions.com, LLC (d.b.a. HealthConnect Systems), a Delaware limited liability company
Ebix Software India Private Limited
Ebix Software India SEZ, Private Limited
Premier Ebix Exchange Software Private Ltd.
Ebix Australia Pty,. Ltd.
Ebix Australia (VIC) Pty. Ltd.
Ebix Exchange-Australia PTY LTD
Ebix New Zealand
Ebix New Zealand Holdings
Ebix Singapore PTE LTD
Ebix Latin America, LLC, a Georgia limited liability company
EIH Holdings AB, a Swedish business corporation
EIH Holdings KB, a Swedish business partnership
Ebix Asia Holdings Inc., a Mauritius business corporation.
USIX Technology, S.A.., a Brazilian corporation
MCN Technology & Consulting, Ltda., a Brazilian limited liability company.